EXHIBIT 99.2
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                              OFFICER'S CERTIFICATE

                                       OF

                          FRANKLIN CAPITAL CORPORATION


     This certificate is being delivered pursuant to Section 4.10 of the Sale and Servicing Agreement, dated as of June 1, 2003 (the "Agreement"), among Franklin Auto Trust 2003-1, Franklin Receivables LLC, Franklin Capital Corporation (the "Servicer") and Franklin Resources Inc.

     The undersigned, the duly elected qualified and acting President of the Servicer, DOES HEREBY CERTIFY, in my capacity as President and on behalf of the Servicer, as follows: (i) a review of the activities of the Servicer during the preceding 12-month period and of its performance under the Agreement has been made under my supervision and (ii) to the best of my knowledge, based on my review, except with respect to the requirement that an agreed-upon procedures report (the "Report") be delivered by a firm of independent certified public accountants pursuant to Section 4.11 of the Agreement, the Servicer has fulfilled all of its obligations under the Agreement throughout the year. The Servicer expects that the Report will be delivered by the firm of independent public accountants to the Servicer, the Seller, the Owner Trustee, the Trustee and the Security Insurer on or before November 30, 2003.

     Capitalized terms used herein but not otherwise defined herein have the meanings assigned to such terms in the Agreement.

     IN WITNESS WHEREOF, I have hereunto set my hand this 27th day of October 2003.



                                    By:  /S/ HAROLD E. MILLER, JR.
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                                         Name:  Harold E. Miller, Jr.
                                         Title: President/CEO